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EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of Joy Global Inc. for the registration of $250,000,000 of 6.0% Senior Notes due 2016 and $150,000,000 of 6.625% Senior Notes due 2036, and to the incorporation by reference therein of our report dated December 13, 2006, with respect to the consolidated financial statements and schedule of Joy Global Inc., Joy Global Inc.‘s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Joy Global Inc. included in its Annual Report (Form 10-K) for the year ended October 28, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Milwaukee, Wisconsin
December 21, 2006